UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14A-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

CATCHMARK TIMBER TRUST, INC.
(Name of Registrant as Specified in its Charter)
Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

May 22, 2014

Dear Stockholder,
You are invited to attend our Annual Meeting of Stockholders at 1:30 p.m., local time, on Wednesday, August 13, 2014, at the Westin Atlanta Perimeter North, 7 Concourse Parkway NE, Atlanta, Georgia 30328.
In the following Notice of Annual Meeting of Stockholders and Proxy Statement, we describe the matters you will be asked to vote on at the annual meeting.
It is important that your shares be represented at the annual meeting regardless of the size of your securities holdings. Whether or not you plan to attend, you can ensure your shares are represented at the meeting by promptly submitting your proxy online, by phone or by mail, using the enclosed proxy card.
We look forward to receiving your proxy and seeing you at the meeting.

Sincerely,	Sincerely,
/s/ WILLIS J. POTTS, JR.	/s/ JERRY BARAG
Willis J. Potts, Jr. Chairman of the Board	Jerry Barag Chief Executive Officer and President

CATCHMARK TIMBER TRUST, INC.
5 Concourse Parkway
Suite 2325
Atlanta, Georgia 30328
Proxy Statement and
Notice of Annual Meeting of Stockholders
To Be Held on August 13, 2014

Notice is hereby given that the 2014 Annual Meeting of Stockholders of CatchMark Timber Trust, Inc., a Maryland corporation, will be held at the Westin Atlanta Perimeter North, 7 Concourse Parkway NE, Atlanta, Georgia at 1:30 p.m., local time, for the purpose of:

1.
Considering and voting upon a proposal to elect the seven directors named in this proxy statement to hold office for one-year terms expiring in 2015 and until their respective successors are duly elected and qualify;

2.	Considering and voting upon a proposal to approve, on an advisory basis, the compensation of our named executive officers;

3.	Considering and voting, on an advisory basis, upon the frequency of the advisory vote to approve the compensation of our named executive officers;

4.	Ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

5.	Transacting any other business that may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors has selected the close of business on May 20, 2014 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

This notice and the accompanying proxy statement and proxy card are being mailed to you on or about May 30, 2014.
Whether you plan to attend the meeting and vote in person, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy: (1) online; (2) by phone; or (3) by mail, using the enclosed proxy card. Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

By Order of the Board of Directors
/s/ JOHN F. RASOR
John F. Rasor Chief Operating Officer and Secretary
Atlanta, Georgia May 22, 2014

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held
on August 13, 2014
The proxy statement, form of proxy card, and the 2013 Annual Report to stockholders are available at www.CatchMark.com/proxy.

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT

The 2014 Annual Meeting of Stockholders of CatchMark Timber Trust, Inc. (the “annual meeting”) will be held on Wednesday, August 13, 2014, for the purposes set forth in the accompanying Notice of the Annual Meeting of Stockholders. This proxy statement and the accompanying proxy card are furnished in connection with the solicitation by our board of directors of proxies to be used at the meeting and at any adjournment of the meeting. This proxy statement and the accompanying proxy card are being mailed to stockholders on or about May 30, 2014. We may refer to CatchMark Timber Trust, Inc. in this proxy statement as “we,” “us,” “our,” the “Company” or “CatchMark.” The mailing address of our executive office is 5 Concourse Parkway, Suite 2325, Atlanta, Georgia 30328.

QUESTIONS AND ANSWERS

We are providing you with this proxy statement, which contains information about the items to be voted on at the annual meeting. To make this information easier to understand, we have presented some of the information in a question-and-answer format.

Q:    Why did you send me this proxy statement?

A:
We are sending you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting.

Q:    What matters may I vote on at the annual meeting?

A:    At the annual meeting, you may vote on the following proposals:

•	to elect the seven nominees named in this proxy statement to serve on our board of directors;

•	to approve, on an advisory basis, the compensation of our named executive officers;

•	to approve, on an advisory basis, an annual advisory vote to approve the compensation of our named executive officers;

•	to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	any other proposal that may properly come before the annual meeting or any adjournment or postponement thereof

Q:    What is a proxy?

A:
A proxy is a person who votes the shares of stock of another person. The term “proxy” also refers to the proxy card. When you return the enclosed proxy card, or submit your proxy by phone or online, you are giving your permission to vote your shares of common stock at the annual meeting. The individuals who will vote your shares of common stock at the annual meeting are Jerry Barag, our Chief Executive Officer and President; Brian M. Davis, our Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary; or John F. Rasor, our Chief Operating Officer and Secretary.

Q:    How will the proxies vote my shares?

The proxies will vote your shares of common stock as you instruct, unless you return the proxy card and give no instructions. In this case, they will vote in accordance as follows:

•	FOR the seven nominees named in this proxy statement for election as directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the approval, on an advisory basis, of an annual advisory vote to approve the compensation of our named executive officers; and

•	FOR the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

With respect to any other proposals to be voted on, they will vote in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in the discretion of Messrs. Barag, Davis, and Rasor. They will not vote your shares of common stock if you do not return the enclosed proxy card. This is why it is important for you to return the proxy card to us (or vote by proxy online or by phone) as soon as possible, whether or not you plan on attending the meeting in person.

Q:    Who is entitled to vote?

A:	Anyone who owned shares of our common stock at the close of business on May 20, 2014, the record date, is entitled to vote at the annual meeting.

Q:    When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Wednesday, August 13, 2014, at 1:30 p.m., local time, at the Westin Atlanta Perimeter North, 7 Concourse Parkway NE, Atlanta, Georgia 30328.

Q:    Who can attend the annual meeting?

A:
You are entitled to attend the annual meeting only if you are a holder of record or a beneficial owner of shares of our common stock as of the record date, or you hold a valid proxy for the annual meeting. If a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the annual meeting. A recent statement or letter from your bank or broker confirming your ownership as of the record date, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership. You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting.

Q:    How many shares of common stock can vote?

A:
As of the close of business on May 20, 2014, there were 24,984,538 shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each whole share of common stock held. The shares of our Class A and Class B common stock vote together as a single class.

Q:    What is a “quorum”?

A:
A “quorum” must be present in order for the annual meeting to be a duly held meeting at which business can be conducted. A quorum consists of the presence in person or by proxy of stockholders holding a majority of all the votes entitled to be cast at the annual meeting. If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will be treated as not entitled to vote on that matter. Abstentions and broker non-votes will be counted to determine whether a quorum is present. If you submit a properly executed proxy card, even if you “withhold” your vote from one or more director nominees, then you will be considered part of the quorum.

Q:    How do I vote?

A:
You may vote your shares of common stock either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to have your proxy vote recorded in advance of the meeting. Stockholders have the following three options for submitting their votes by proxy: (1) online; (2) by phone; or (3) by mail, using the enclosed proxy card. If you have Internet access, we encourage you to vote by proxy online because it is convenient and it saves us significant postage and processing costs. In addition, when you vote by proxy online or by phone prior to the meeting date, your proxy vote is recorded immediately, and there is no risk that postal delays will cause your proxy vote to arrive late and, therefore, not be counted. For further instructions on voting by proxy, see the enclosed proxy card accompanying this proxy statement. If you attend the annual meeting, you also may submit your vote in person, and any previous proxy votes that you submitted, whether online, by phone or by mail, will be superseded by the vote that you cast at the annual meeting.

Q:    What if I vote by proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the meeting by:

(1)    notifying John F. Rasor, our Secretary;
(2)    attending the meeting and voting in person;

(3)	returning another properly executed proxy card dated after your first proxy card if we receive it before the annual meeting date; or

(4)	recasting your proxy vote online or by phone. Only the most recent proxy vote will be counted, and all others will be discarded regardless of the method of voting.

Q:    Will my vote make a difference?

A:
Yes. As discussed below, your vote could affect the composition of our board of directors. Moreover, your presence by proxy or in person is needed to ensure that the proposals can be acted upon. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:    How does the board of directors recommend I vote on the proposals?

A:	The board of directors recommends a vote:

•	FOR the seven nominees named in this proxy statement for election as directors;

•	FOR the approval, on an advisory basis of the compensation of our named executive officers;

•	FOR the approval, on an advisory basis, of an annual advisory vote to approve the compensation of our named executive officers; and

•	FOR the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ended December 31, 2014.

Q:    What are the voting requirements to elect the board of directors?

A:
Under our bylaws, the affirmative vote of a majority of the total votes cast for and against a nominee at a meeting of stockholders duly called and at which a quorum is present is required for the election of our directors. Abstentions and broker non-votes do not count as votes cast and therefore will not have any effect on the election of the directors. Please see “Proposal 1. Election of Directors.”

Q:	What are the voting requirements to approve, on an advisory basis, the compensation of our named executive officers?

A:
The affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve, on an advisory basis, the compensation of our named executive officers. Abstentions and broker non-votes do not count as votes cast and therefore will not have any effect on the outcome of this proposal. The vote is advisory, and therefore not binding on us, the Compensation Committee, or our board of directors. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

Q:	What are the voting requirements to approve, on an advisory basis, the frequency of the advisory vote to approve the compensation of our named executive officers?

A:
The non-binding, advisory vote on the frequency of the advisory vote to approve the compensation of our named executive officers will be determined by the affirmative vote of a plurality of the total votes cast at a meeting of stockholders duly called and at which a quorum is present. This means that the option (every one, two or three years) receiving the highest number of votes cast by stockholders will be considered the frequency that has been selected by the stockholders. The vote is advisory, and therefore not binding on us, the Compensation Committee, or our board of directors. However, our board of directors will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote to approve named executive officer compensation as it deems appropriate.

Q:	What are the voting requirements to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2014?

A:
Under our bylaws, approval of the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2014 requires the affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present. Abstentions will not be counted as having been cast and will have no effect on the outcome of this proposal. Broker non-votes will not arise in connection with, and will have no effect on the outcome of, this proposal because brokers may vote in their discretion on behalf of clients who have not furnished voting instructions. Even if the selection is ratified, the Audit Committee of our board of directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests. Please see “Proposal No. 4. Ratification of Appointment of Independent Registered Public Accounting Firm.”

Q:	How will voting on any other business be conducted?

A:
Although we do not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your signed proxy card or proxy submitted by phone or online gives authority to Messrs. Barag, Davis, and Rasor, and each of them, to vote on such matters in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in their discretion.

Q:	Where can I find the voting results of the annual meeting?

A:
The preliminary voting results will be announced at the annual meeting. In addition, within four business days following the meeting, we intend to file the final voting results with the SEC on Form 8-K. If the final voting results have not been certified within that four-day period, we will report the preliminary voting results on Form 8-K at that time and will file an amendment to the Form 8-K to report the final voting results within four business days of the date that the final results are certified.

Q:	When are stockholder proposals for the 2015 annual meeting of stockholders due?

A:
Stockholders interested in nominating a person as a director or presenting any other business for consideration at our 2015 annual meeting of stockholders may do so by following the procedures prescribed in Article II, Section 11 of our bylaws and in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for presentation to and action by the stockholders at the 2015 annual meeting, director nominations and other stockholder proposals must be received by John F. Rasor, our Secretary, no earlier than December 31, 2014 and no later than 5:00 pm ET on January 30, 2015. To also be eligible for inclusion in our proxy statement for the 2015 annual meeting of stockholders, stockholder proposals must be received by Mr. Rasor by January 30, 2015.

Q:	Who pays the cost of this proxy solicitation?

A:
We will pay all the costs of soliciting these proxies. We have retained Computershare Fund Services (“CFS”) to assist us in the distribution of proxy materials and the solicitation of proxies. We expect to pay CFS fees of approximately $15,200 to solicit proxies plus other fees and expenses for other services related to this proxy solicitation, which include review of proxy materials, dissemination of brokers’ search cards, distribution of proxy materials, operating online and phone voting systems, and receipt of executed proxies. We also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Our officers and employees of our advisor or its affiliates may also solicit proxies, but they will not be specifically compensated for these services.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:
No. In addition to mailing proxy solicitation materials, our directors and employees, as well as CFS and any other third-party proxy service companies we retain, also may solicit proxies in person, over the Internet, by phone or by any other means of communication we deem appropriate.

Q:	If I share my residence with another stockholder, how many copies of the annual report and proxy statement should I receive?

A:
In accordance with a notice previously sent to our stockholders, we are sending only a single set of the annual report and proxy statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice is known as “householding” and is permitted by rules adopted by the SEC. This practice reduces the volume of duplicate information received at your household and helps us reduce costs. Each stockholder will continue to receive a separate proxy card or voting instruction card. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the documents was previously delivered. If you received a single set of these documents for your household for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to the following address: CatchMark Timber Trust, Inc. c/o Computershare Inc., Computershare Proxy Services, P.O. Box 18011, Hauppauge, New York  11788-8811, or call us at 1-800-337-3503. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

Q:	What if I consent to have one set of materials mailed now but change my mind later?

A:
You may withdraw your householding consent at any time by contacting Computershare Proxy Services at the address and phone number provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.

Q:	The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens if they move out and no longer live in my household?

A:
When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting our Computershare Proxy Services at the address and phone number provided above.

Q:	If I plan to attend the annual meeting in person, should I notify anyone?

A:
While you are not required to notify anyone in order to attend the annual meeting, if you do plan to attend the meeting, we would appreciate it if you would mark the appropriate box on the enclosed proxy card or when you submit your proxy by phone or online, which will enable us to determine the number of stockholders attending the meeting and to provide a suitable meeting room for the attendees.

Q:	Where can I find more information?

A:
You may access, read and print copies of the proxy materials for the annual meeting, including this proxy statement, form of proxy card and annual report to stockholders, at the following website: www.CatchMark.com/proxy.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC on its web site at www.sec.gov. Our SEC filings also are available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The Board of Directors
Our board of directors has oversight responsibility for our operations and makes all major decisions concerning our business. Our board of directors is also responsible for monitoring our operating results, financial condition and our significant risks. We currently have seven directors. We have provided below certain information about our directors.

Name	Age	Position(s)	Term of Office
Willis J. Potts, Jr. (1)	67	Chairman of the Board	Since 2006
Alan D. Gold (2)	53	Independent Director	Since 2013
Donald S. Moss	78	Independent Director	Since 2006
Douglas D. Rubenstein (2)	51	Independent Director	Since 2013
Henry G. Zigtema	62	Independent Director	Since 2012
Jerry Barag (3)	55	Chief Executive Officer, President and Director	Since 2013
John F. Rasor (3)	70	Chief Operating Officer, Secretary and Director	Since 2013

(1)	Willis J. Potts, Jr. was elected as Chairman of the Board on November 7, 2013.

(2)	Alan D. Gold and Douglas D. Rubenstein were appointed as independent members of our board of directors on December 17, 2013.

(3)	Jerry Barag and John F. Rasor were elected as our executive officers on October 25, 2013 and as directors on December 17, 2013.

In connection with our separation from Wells Real Estate Funds, Inc. (“Wells REF”) and transition to self-management, our two former directors affiliated with Wells REF resigned from their roles with our Company. Effective upon our transition to self-management, which occurred on October 25, 2013, Leo F. Wells, III resigned as Chairman of the Board and President and Douglas P. Williams resigned as Executive Vice President, Secretary and Treasurer. Messrs. Wells and Williams also resigned as directors, effective as of December 11, 2013.
There are no family relationships between any directors or executive officers, or between any director and executive officer.
Willis J. Potts, Jr. has served as our Chairman of the Board since November 7, 2013 and as one of our independent directors since 2006. From 1999 until his retirement in 2004, Mr. Potts served as Vice President and General Manager of Temple-Inland Inc., a major forest products corporation, where he was responsible for all aspects of the management of a major production facility, including timber acquisition, community relations and governmental affairs. From 1994 to 1999, Mr. Potts was Senior Vice President of Union Camp Corporation, where he was responsible for all activities of an international business unit with revenues of approximately $1 billion per year, including supervision of acquisitions and dispositions of timber and timberland, controllership functions and manufacturing. From 2004 to 2007, Mr. Potts served as the chairman of the board of directors of the Technical Association of the Pulp and Paper Industry (TAPPI), the largest technical association serving the pulp, paper and converting industry. From 2006 to 2012, Mr. Potts served on the Board of Regents of The University System of Georgia. Mr. Potts also serves as a director of J&J Industries, a privately held carpet manufacturing company. Mr. Potts received a Bachelor of Science degree in Industrial Engineering from the Georgia Institute of Technology. He also completed the Executive Program at the University of Virginia.
Our board of directors has determined that Mr. Potts’ extensive experience in the acquisition and disposition of timber and timberland, combined with his experience serving as a director of, and otherwise managing, organizations engaging in these activities, enable Mr. Potts to effectively carry out his duties and responsibilities as director.
Alan D. Gold has served as one of our independent directors since December 2013. Mr. Gold has served as Chairman of the Board and Chief Executive Officer of BioMed Realty Trust, Inc. (“BioMed”), a publicly traded REIT focused on acquiring, developing and managing laboratory and office space for the life science industry, since its formation in 2004. Mr. Gold served as President of BioMed from 2004 to December 2008 and as Chairman of the Board, President and Chief Executive Officer of BioMed’s privately-held predecessor, Bernardo Property Advisors, Inc., from 1998 to 2004. Mr. Gold was a co-founder and served as President and a director of Alexandria Real Estate Equities, Inc., a publicly traded REIT specializing in acquiring and managing laboratory properties for lease to the life science industry, from its predecessor’s inception in 1994 until 1998. Mr. Gold served as managing partner of GoldStone Real Estate Finance and Investments, a partnership engaged in the real estate and mortgage business, from 1989 to 1994, as Assistant Vice President of Commercial Real Estate for Northland Financial Company, a full-service commercial property mortgage broker, from 1989 to 1990, and as Commercial Real Estate Investment Officer for John Burnham Company,

a regional full-service commercial property mortgage banker, from 1985 to 1989. He served as a director of American Assets Trust, Inc., a publicly traded REIT focused on acquiring, developing and managing retail, office, multifamily and mixed-use properties, from August 2011 to March 2013. Mr. Gold received his Bachelor of Science Degree in Business Administration and his Master of Business Administration from San Diego State University.
Our board of directors has determined that Mr. Gold’s extensive experience in real estate investment and management, particularly his experience serving as a director of publicly traded REITs, provides him with skills and knowledge that enable him to effectively carry out his duties and responsibilities as a director.
Donald S. Moss has served as one of our independent directors since 2006. Mr. Moss is also an independent director of Piedmont Office Realty Trust, Inc. (“Piedmont REIT”), a publicly held REIT. He was employed by Avon Products, Inc. from 1957 until his retirement in 1986. While at Avon, Mr. Moss served in a number of key positions, including Vice President and Controller from 1973 to 1976, Group Vice President of Operations-Worldwide from 1976 to 1979, Group Vice President of Sales-Worldwide from 1979 to 1980, Senior Vice President-International from 1980 to 1983 and Group Vice President-Human Resources and Administration from 1983 until his retirement. Mr. Moss was also a member of the board of directors of Avon Canada, Avon Japan, Avon Thailand and Avon Malaysia from 1980 to 1983. Mr. Moss is a past president and former director of The Atlanta Athletic Club, a former director of the Highlands Country Club in Highlands, North Carolina and the National Treasurer and a director of the Girls Clubs of America from 1973 to 1976. Mr. Moss attended the University of Illinois.
Our board of directors has determined that Mr. Moss’s experience serving as a director for other organizations, including REITs, provides him with the business management skills and real estate knowledge desired to effectively carry out his duties and responsibilities as director.
Douglas D. Rubenstein has served as one of our independent directors since December 2013. Mr. Rubenstein has served as Senior Vice President and Director of Capital Markets and Business Strategy for Benjamin F. Edwards & Company, Inc., a private, full-service broker-dealer, since June 2012. From 2007 to June 2012, he held various positions in the Real Estate Investment Banking Group of Stifel, Nicolaus & Company, Inc., including Managing Director from 2007 to August 2008, Co-Group Head from August 2008 to December 2008 and Managing Director and Group Head from January 2009 to June 2012. From 1985 to 2007, he served in a variety of roles in the Capital Markets Division of A.G. Edwards & Sons, Inc., a U.S.-based financial services company that was acquired by Wachovia Corporation (now Wells Fargo & Company) in 2007, and was promoted from Analyst ultimately to Managing Director and Real Estate Group Coordinator. Mr. Rubenstein currently serves as a trustee at Whitfield School and previously served as a board member and Chairman of Life Skills, a non-profit organization, for 16 years. He holds Series 7 (grandfathered into Series 79), 24 and 63 licenses and was formerly a member of the National Association of Real Estate Investment Trusts, or NAREIT. Mr. Rubenstein holds a Bachelor of Arts in Economics from Lake Forest College and a Master of Business Administration from the John M. Olin School of Business at Washington University.
Our board of directors has determined that Mr. Rubenstein’s extensive experience in the real estate industry and, specifically, raising capital for real estate companies, provides him with skills and knowledge that enable him to effectively carry out his duties and responsibilities as a director.
Henry G. Zigtema has served as one of our independent directors since September 2012. Mr. Zigtema is an adjunct professor of accounting at Oglethorpe University and serves on the President’s Advisory Board at Oglethorpe. Prior to his retirement in 2006, Mr. Zigtema spent 28 years with Ernst & Young LLP (“Ernst & Young”) and its predecessor firm, Arthur Young and Company. From 2001 to 2006, Mr. Zigtema was the Southeast Area Tax Managing Partner for Ernst & Young’s Real Estate Practice. During his career, Mr. Zigtema served in several key positions, including Area Director of Tax, Plains State Area Industry Leader for Telecommunications, Oil and Gas, and Real Estate as well as a National Office Partner for Strategic Business Services. Mr. Zigtema served as the tax engagement partner or client service partner for a wide variety of clients, including public companies such as Sprint, Zion’s Bank, US Bank, Piedmont REIT, Columbia Property Trust, Inc., and various publicly traded REITs in the retail, office, apartment and mortgage sectors, as well as a number of privately held clients. Past board of director involvement includes Maur Hill Prep School, Kapaun Mt. Carmell High School, St. Thomas Aquinas School, Wichita State Accounting Conference Committee, Sedgewick County Zoo and Ronald McDonald House. Mr. Zigtema is currently the chair of the Finance Committee for the Robert W. Woodruff Library. Mr. Zigtema has contributed to various Ernst & Young publications and was a member of NAREIT. Mr. Zigtema holds a Bachelor of Arts degree in mathematics from Texas Christian University and a Juris Doctorate degree from Southern Methodist University. He also completed non-degree accounting classes at the University of Texas at Dallas. Mr. Zigtema is a Certified Public Accountant with permits to practice in Georgia, Kansas and Texas and is an inactive member of the Texas Bar Association.
Our board of directors has determined that Mr. Zigtema’s extensive accounting and tax background and experience serving as a director for other organizations enable Mr. Zigtema to effectively carry out his duties and responsibilities as director.

Jerry Barag has served as our Chief Executive Officer and President since our transition to self-management on October 25, 2013 and became a director on December 17, 2013. Mr. Barag served as our consultant from August 2013 until his employment with our company in October 2013. Mr. Barag brings over 30 years of real estate, timberland and investment experience, including expertise in acquisitions, divestitures, asset management, property management and financing. From September 2011 until his employment with our company in October 2013, Mr. Barag served as a Principal with Mr. Rasor of TimberStar Advisors, an Atlanta-based timberland investment consulting firm, where he specialized in acquiring and managing timberlands in the United States. From 2004 to September 2011, he served as Managing Director of TimberStar, a timberland investment joint venture among Messrs. Barag and Rasor, iStar Financial, Inc. and other institutional investors. While at TimberStar, he oversaw the acquisition of over $1.4 billion of timberlands in Arkansas, Louisiana, Maine and Texas. From 2003 to 2004, he served as Chief Investment Officer of TimberVest, LLC (“TimberVest”), an investment manager specializing in timberland investment planning. Prior to joining TimberVest, Mr. Barag served as Chief Investment Officer and Chairman of the Investment Committees for Lend Lease, a subsidiary of Lend Lease Corp., a construction, development and real estate investment management advisory company traded on the Australian Securities Exchange. Mr. Barag received his Bachelor of Science from The University of Pennsylvania, Wharton School.
Our board of directors has determined that Mr. Barag’s extensive experience acquiring and managing timberlands and commercial real estate enable him to effectively carry out his duties and responsibilities as director.
John F. Rasor has served as our Chief Operating Officer and Secretary since our transition to self-management on October 25, 2013 and became a director on December 17, 2013. Mr. Rasor served as our consultant from August 2013 until his employment with our company in October 2013. Mr. Rasor brings over 45 years of experience in the timberland and forest products industries, including expertise in manufacturing, fiber procurement and log merchandising, sales and distribution. From September 2011 until his employment with our company in October 2013, Mr. Rasor served as a Principal with Mr. Barag of TimberStar Advisors. From 2004 to September 2011, he served as Managing Director of TimberStar. During his 40-year career with Georgia-Pacific Corporation, or Georgia Pacific, from 1996 to 2003, Mr. Rasor served as an Executive Vice President of Georgia-Pacific, where he was responsible for all of Georgia-Pacific’s timberland and the procurement of all the wood and fiber needed to operate Georgia-Pacific’s mills. He also played a key role in the separation of Georgia-Pacific’s timberland assets into a separate operating entity in 1997 that subsequently merged with Plum Creek Timber Company, Inc. in 2001. Following the separation of Georgia Pacific’s timberland assets, Mr. Rasor assumed responsibility for several of Georgia Pacific’s building products business units and staff positions in addition to serving as a member of the Executive Management Committee of the company. Mr. Rasor attended Willamette University and the University of Oregon.
Our board of directors has determined that Mr. Rasor’s extensive experience in the forest products industry, including the management of timberland operations and the procurement of wood fiber, enables him to effectively carry out his duties and responsibilities as a director.
Director Attendance at Meetings
During 2013, our board of directors held 26 meetings, either in-person or telephonically. Each of our directors attended at least 75% of the aggregate of the total number of meetings of our board of directors held during the period for which he served as a director and the total number of meetings held by all committees of our board of directors on which he served during the periods for which he served. Although we have no policy with regard to attendance by the members of our board of directors at our annual meetings of stockholders, we invite and encourage the members of our board of directors to attend our annual meetings to foster communication with stockholders. In 2013, all of our directors attended the annual meeting of stockholders.
Board Leadership Structure
Our board of directors is led by Willis J. Potts, Jr., as Chairman of the Board, who is an independent director. We currently separate the positions of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for our strategic direction, day-to-day leadership and performance while the Chairman of the Board, in consultation with the Chief Executive Officer, sets the agenda for and presides over meetings of our board of directors. In addition, we believe that the separation provides a more effective monitoring and objective evaluation of the Chief Executive Officer’s performance. The separation of these leadership roles also allows the Chairman of the Board to strengthen our board’s independent oversight of our performance and governance standards.
Another key component of our board’s leadership structure is the role of its committees. Our board of directors has delegated certain oversight functions to its three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which is comprised entirely of independent directors and each of which covers an extensive agenda. These committees regularly report back to our board of directors with specific findings and recommendations in their areas of oversight and also coordinate with the Chief Executive Officer and other members of management.

We believe that our board’s leadership structure, policies, and practices, when combined with our other governance policies and procedures, function extremely well in strengthening board leadership, fostering cohesive decision making at the board level, solidifying director collegiality, improving problem solving, and enhancing strategy formulation and implementation.
Risk Oversight
Our board of directors has an active role in overseeing the management of risks applicable to us and our operations. We face a number of risks, including economic risks, environmental and regulatory risks, and other risks such as the impact of competition. Our board of directors manages our risk through its oversight and review of all timberland acquisitions and financing transactions, and its supervision of our executive officers. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each monitor and oversee the management of risks relevant to those committees. Our board of directors may establish additional committees in the future to address specific areas of risk as it deems appropriate and in the best interest of our stockholders. We believe that our risk oversight structure is also supported by our current board leadership structure, with the Chairman of the Board working together with our independent Audit Committee and our other standing committees to monitor risk.
Meetings of Independent Directors
To promote the independence of our board of directors and appropriate oversight of management, our independent directors meet in executive sessions at which only independent directors are present. These meetings are held in conjunction with the regularly scheduled quarterly meetings of our board of directors, but may be called at any time by our independent directors. In 2013, our independent directors met four times in executive session without management present following meetings of our board of directors. Our board of directors may modify this structure if it determines that a different structure is in the best interest of our stockholders.
Director Independence
A majority of the members of our board of directors, and all of the members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are “independent” as defined by the NYSE. The NYSE listing standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, our board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us). Our board of directors has determined that each of Alan D. Gold, Donald S. Moss, Willis J. Potts, Jr., Douglas D. Rubenstein, and Henry G. Zigtema qualifies as an independent director under the listing standards of the NYSE.
Two of our current directors, Jerry Barag and John F. Rasor, are our executive officers and we do not consider them to be independent directors. In addition, Leo F. Wells and Douglas P. Williams, who resigned from our board of directors on October 25, 2013, are our former executive officers, and we did not consider them to be independent directors.
In addition to the independence requirements discussed above, members of the Audit Committee also must satisfy additional independence requirements established by the SEC and the NYSE. Specifically, they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation and they may not be affiliated with us or any of our subsidiaries. Our board has determined that all the members of the Audit Committee satisfy the relevant SEC and NYSE independence requirements.
Further, in affirmatively determining the independence of any director who will serve on the Compensation Committee, our board also considers all factors specifically relevant to determining whether a director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee, including (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by us to such director and (2) whether the director is affiliated with us, our subsidiaries or our affiliates.
Board Committees
Our board has established the following standing committees: Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. Information regarding each of the committees is discussed below.
The Audit Committee
Our board of directors has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s primary function is to assist our board of directors in fulfilling its responsibilities by selecting the independent auditors to audit our financial statements; reviewing with the independent auditors the plans and results of the audit engagement, approving the audit and overseeing our independent auditors; reviewing the financial information to be provided to our stockholders and others; reviewing the independence of the independent public accountants; considering the adequacy of fees; and reviewing the system of internal control over financial reporting which our management has established, and our audit and financial reporting process. The Audit Committee also is responsible for overseeing our compliance with applicable laws and regulations and for establishing procedures for the ethical conduct of our business.
The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter adopted by our board of directors in 2006, and revised as of October 2013. The Audit Committee Charter is available on our web site at www.catchmark.com.
Our Audit Committee currently consists of Donald S. Moss, Willis J. Potts, Jr., Douglas P. Rubenstein and Henry G. Zigtema. All of the members of the Audit Committee are “independent” as defined under the rules of the NYSE. Henry G. Zigtema is designated as the Audit Committee financial expert and is the Chairman of the Audit Committee. During 2013, the Audit Committee met five times.
The Nominating and Corporate Governance Committee
The primary functions of the Nominating and Corporate Governance Committee are: (1) identifying individuals qualified to serve on our board of directors and recommending that our board of directors select a slate of director nominees for election by the stockholders at each annual meeting; (2) developing and recommending to our board of directors a set of corporate governance policies and principles and periodically re-evaluating such policies and guidelines for the purpose of suggesting amendments to them if appropriate; and (3) overseeing an annual evaluation of our board of directors and each of the committees of our board of directors and our management.
The Nominating and Corporate Governance Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Nominating and Corporate Governance Committee Charter adopted by our board of directors in 2006 and revised as of October 2013. The Nominating and Corporate Governance Committee Charter is available on our website at www.catchmark.com.
The Nominating and Corporate Governance Committee currently consists of Alan D. Gold, Willis J. Potts, Jr. and Henry G. Zigtema. The members of the Nominating and Corporate Governance Committee are “independent” under the listing standards of the NYSE. Mr. Potts is the Chairman of the Nominating and Corporate Governance Committee. During 2013, the Nominating and Corporate Governance Committee met 11 times.
Board Membership Criteria
The Nominating and Corporate Governance Committee annually reviews with our board of directors the appropriate experience, skills and characteristics required of board members in the context of the then-current membership of our board of directors. This assessment includes, in the context of the perceived needs of our board of directors at that time, issues of knowledge, experience, judgment and skills such as an understanding of the real estate industry, the timber industry or brokerage industry or accounting or financial management expertise. Therefore, our board of directors and the Nominating and Corporate Governance Committee have sought a diverse board of directors whose members collectively possess these skills and experiences. Although our board of directors does not have a formal written policy regarding the consideration of diversity in identifying director nominees, diversity will continue to be a factor that is considered in identifying and recruiting new directors. Other considerations include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by our board of directors shall be individuals who possess a reputation and hold (or have held) positions or affiliations befitting a director of a large publicly registered company and are (or have been) actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. As detailed in the director biographies below, our board of directors and the Nominating and Corporate Governance Committee believe that the slate of directors recommended for election at the annual meeting possess these diverse skills and experiences.
Selection of Directors
Our board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders. Our board of directors delegates the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of our board of directors; it then recommends director nominees who are voted on by our full board of directors. All director nominees then stand for election by the stockholders annually.

In recommending director nominees to our board of directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members and our management. The Nominating and Corporate Governance Committee may engage the services of a search firm to assist in identifying potential director nominees. The Nominating and Corporate Governance Committee also will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered by the Nominating and Corporate Governance Committee, recommendations made by stockholders must be submitted within the timeframe required for director nominations by stockholders as provided in our bylaws. See “Stockholder Proposals” below. In evaluating the persons recommended as potential directors, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant. Stockholders may directly nominate potential directors (without the recommendation of the Nominating and Corporate Governance Committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 11, of our bylaws. Any stockholder may request a copy of our bylaws free of charge by calling Computershare Proxy Services at 1-800-337-3503.
Compensation Committee
Our board of directors established the Compensation Committee in August 2013. The primary function of the Compensation Committee is to assist our board of directors in fulfilling its responsibilities with respect to the compensation of our Chief Executive Officer and our other executive officers and the administration of our compensation plans, programs and policies. For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis” below.
The Compensation Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Compensation Committee Charter adopted by our board of directors in August 2013. The Compensation Committee Charter is available on our website at www.catchmark.com.
The Compensation Committee currently consists of Alan D. Gold, Donald S. Moss and Douglas D. Rubenstein. The members of the Compensation Committee are “independent” under the listing standards of the NYSE and under the rules and regulations of the SEC, discussed in further detail under “- Director Independence” above. Mr. Moss is the Chairman of the Compensation Committee. During 2013, the Compensation Committee met 13 times.
Stockholder Communications with Our Board of Directors
We have established several means for stockholders to communicate concerns to our board of directors. If the concern relates to our financial statements, accounting practices or internal controls, stockholders should submit the concern in writing to the Chairman of the Audit Committee in care of our Secretary at our headquarters c/o CatchMark Timber Trust, Inc., 5 Concourse Parkway, Suite 2325, Atlanta, Georgia 30328. If the concern relates to our governance practices, business ethics or corporate conduct, stockholders should submit the concern in writing to the Chairman of the Nominating and Corporate Governance Committee in care of our Secretary at our headquarters at the above address. If uncertain as to which category a concern relates, a stockholder may communicate the concern to any one of the independent directors in care of our Secretary at our headquarters at the above address.
Stockholders also may communicate concerns with our directors at the annual meeting. All of our directors were in attendance at our 2013 annual meeting. We expect all of our directors to be present at our 2014 annual meeting.
Code of Business Conduct and Ethics
All of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, must act ethically at all times and in accordance with the policies comprising our code of business conduct and ethics set forth in the Amended and Restated Code of Business Conduct and Ethics. The Amended and Restated Code of Business Conduct and Ethics is published and can be viewed on our website, www.catchmark.com. Within the time period required by the SEC and the NYSE, we will post on our website any amendment to the Amended and Restated Code of Business Conduct and Ethics.
Corporate Governance Guidelines
Upon the recommendation of the Nominating and Corporate Governance Committee, our board of directors has adopted amended and restated corporate governance guidelines, which establish a common set of expectations to assist our board of directors in performing its responsibilities. The corporate governance guidelines, a copy of which is available on our website, www.catchmark.com, addresses a number of topics, including, among other things, board membership criteria, selection of directors, size of the board, independence requirements, term limits, director compensation, director responsibilities and continuing education requirements, succession planning, self-evaluations and director access to management and independent advisors.
2013 Director Compensation
The following table provides information about the compensation earned by our independent directors during 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (4)	Total ($)
Alan D. Gold	250	13,550	13,800
E. Nelson Mills (1)	—	—	—
Donald S. Moss	122,250	6,560	128,810
Willis J. Potts, Jr.	126,500	6,560	133,060
Douglas D. Rubenstein	250	13,550	13,800
George W. Sands (2)	12,500	—	12,500
Leo F. Wells III (3)	—	—	—
Douglas P. Williams (3)	—	—	—
Henry G. Zigtema	124,250	6,560	130,810

(1)	Mr. Mills resigned from our board effective February 27, 2013.

(2)	George W. Sands resigned from our board effective March 31, 2013.

(3)
Directors who were also executive officers of our company or our affiliates did not receive compensation for services rendered as a director. Messrs. Wells and Williams resigned from our board effective December 11, 2013.

(4)
Reflects the grant date fair value of restricted stock granted pursuant to our amended and restated independent directors’ compensation plan, determined in accordance with FASB ASC Topic 718, based on the per share value of $16.40 for shares issued on August 9, 2013 and $13.55 for shares issued on December 17, 2013. During 2013, each of Messrs. Moss, Potts, and Zigtema received 400 shares of restricted stock and Messrs. Gold and Rubenstein received 1,000 shares of restricted stock, all of which vest in thirds on each of the first three anniversaries of the date of grant. As of December 31, 2013, our directors held the following unvested stock awards and option awards:

Name	Stock Awards(#)	Option Awards (#)
Alan D. Gold	1,000	—
E. Nelson Mills	—	—
Donald S. Moss	800	2,305
Willis J. Potts, Jr.	800	2,305
Douglas D. Rubenstein	1,000	—
George W. Sands	—	—
Leo F. Wells III	—	—
Douglas P. Williams	—	—
Henry G. Zigtema	1,067	—
Independent Director Compensation Program for 2013
During 2013, our independent directors received the following compensation pursuant to our independent directors’ compensation plan, or the director plan, which operates as a sub-plan of our long-term incentive plan:
Cash Compensation. Each of our independent directors received (i) an annual retainer of $20,000; (ii) $2,000 per regularly scheduled board meeting attended; (iii) $1,500 per regularly scheduled committee meeting attended (committee chairpersons receive an additional $500 per committee meeting for serving in that capacity); and (iv) $250 per special board meeting attended whether held in person or by telephone conference. All directors received reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors.
Equity Compensation. Each independent director elected or appointed to our board on or after November 13, 2009 received a grant of 1,000 shares of restricted stock upon his or her initial election or appointment. Upon each subsequent re-election to our board, each independent director received a subsequent grant of 400 shares of restricted stock. The shares of restricted stock vest in thirds on each of the first three anniversaries of the date of grant.
Independent Director Compensation Program for 2014
On February 10, 2013, our board adopted the Amended and Restated Independent Director Compensation Plan, effective January 1, 2014, the terms of which are described below.
Cash Compensation. Each of our independent directors (other than a member of the Audit Committee) will receive an annual cash retainer of $50,000 and Audit Committee members will receive $54,000. In addition, each of the chairs of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee will receive a supplemental cash retainer of $10,000, $7,500 and $5,000, respectively, and any non-executive chair of the board will receive a supplemental cash retainer of $20,000. A director may choose to receive his or her cash retainers in shares of our common stock. Independent directors will not receive any fees for attendance at meetings of our board or committees thereof.
Equity Compensation. Each of our independent directors will receive, on the third business day following the date on which we file our annual report on Form 10-K with the SEC, a number of restricted shares having a value of $30,000 on the grant date. The number of restricted shares granted to each independent director will be determined by dividing $30,000 by the fair market value per share of our common stock on the grant date, rounded to the nearest whole share. The restricted shares will vest in thirds on each of the first three anniversaries of the grant, subject to the independent director’s continued service on our board on each such date, or on the earlier occurrence of a change in control of our company or the independent director’s death, disability or termination with cause.
Stock Ownership Guidelines for Independent Directors
On October 24, 2013, our board adopted stock ownership guidelines for our independent directors which require that each independent director own shares of our common stock having a value of four times his or her annual cash retainer. Each director must meet the stock ownership guidelines by the later of October 25, 2018, or the fifth anniversary of his or her election to our board. Until the ownership guidelines are met, or at any time the director is not in compliance with the guidelines, he or she must retain 100% of any shares received from us for service on the board, with an exception for shares sold for the limited purposes of paying the exercise price, in the case of stock options, or satisfying any applicable tax liability related to the award.

PROPOSAL 1. ELECTION OF DIRECTORS
At the annual meeting, our stockholders will vote on the election of the seven nominees to our board of directors. Those persons elected will serve as directors until the 2015 annual meeting of stockholders and until their respective successors are duly elected and qualify. Our board of directors has nominated the following people for re-election as directors:

•	Jerry Barag

•	Alan D. Gold

•	Donald S. Moss

•	Willis J. Potts, Jr.

•	John F. Rasor

•	Douglas D. Rubenstein

•	Henry G. Zigtema

Each of the nominees for director is a current member of our board of directors. Detailed information on each nominee is provided under “Board of Directors and Corporate Governance —The Board of Directors” on pages 6 through 8.
If you return a properly executed proxy card, unless you direct them to withhold your votes, the individuals named as proxies will vote your shares “FOR” the election of each of the director nominees listed above. If any director nominee becomes unable or unwilling to stand for re-election, our board of directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.
Vote Required
Under our bylaws, the affirmative vote of a majority of the total votes cast for and against a nominee at a meeting of stockholders duly called and at which a quorum is present is required for the election of our directors. Abstentions and broker non-votes do not count as votes cast and therefore will not have any effect on the election of the directors.
Recommendation
Your board of directors unanimously recommends a vote “FOR” all of the nominees listed above for re-election as directors.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Board oversees the compensation program of CatchMark Timber Trust, Inc. on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the above Compensation Discussion and Analysis. In reliance on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the Securities and Exchange Commission. This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.
By the Compensation Committee:

Donald S. Moss, Chairman (August 26, 2013 to present)
Willis J. Potts, Jr. (August 26, 2013 to February 10, 2014)
Henry G. Zigtema (August 26, 2013 to February 10, 2014)
Alan D. Gold (February 10, 2014 to present)
Doug D. Rubenstein (February 10, 2014 to present)

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies for 2013. Following this Compensation Discussion and Analysis, you will find a series of tables and narrative disclosure containing specific data about the compensation earned in 2013 by the following individuals, whom we refer to as our named executive officers (the “NEOs”):

•	Jerry Barag, our Chief Executive Officer and President,

•	John F. Rasor, our Chief Operating Officer and Secretary, and

•	Brian M. Davis, our Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary.

2013 Compensation Program Objectives

Our compensation committee was formed in August 2013 in anticipation of our transition to self-management and the IPO. Prior to our transition to self-management, we did not have any employees and did not pay any compensation to any of our NEOs. Messrs. Barag and Rasor, along with certain entities they control, provided us with consulting services in connection with the operation of our business from August 2013 through October 25, 2013, when we terminated the consulting agreement and hired Messrs. Barag and Rasor as our Chief Executive Officer and President and our Chief Operating Officer and Secretary, respectively. As a result, for the majority of 2013, we did not have, nor did our board consider, a compensation policy or program. As we expand our employee base, our compensation committee expects to continue to develop and refine our compensation program and objectives.

In designing our NEOs’ initial compensation packages, our compensation committee’s objective was to provide compensation that directly relates to, incentivizes and rewards their contributions to our operating and financial performance, the overall growth of our company and the transition to self-management.

Role of the Compensation Committee and the Compensation Consultant

The compensation committee assists our board in discharging its responsibilities relating to compensation of our executive officers. Each of the three members of our compensation committee is independent as that term is defined in the listing standards of the NYSE and the director independence standards adopted by our board. Their independence from management allows our compensation committee members to apply independent judgment when designing our compensation program and in making pay decisions.

In 2013, our compensation committee retained FPL Associates L.P. (“FPL”) as its compensation consultant to, among other things, (1) assist in developing compensation objectives for our NEOs, other officers and independent directors; (2) analyze trends in compensation in the marketplace generally and among our peers specifically; (3) provide market data and recommendations regarding the terms of executive employment agreements; (4) identify an appropriate peer group for us; (5) provide benchmarking analysis for executive compensation; and (6) provide advice and recommendations regarding the components and amounts of compensation for our executive officers, Chairman of the Board, and independent directors.

Elements of 2013 Named Executive Officer Compensation

Our compensation committee, based on recommendations of our compensation consultant and discussions with our management, determined the initial compensation levels for our NEOs that are intended to reward such individuals while closely aligning their interests with those of our stockholders. The key elements of compensation for our NEOs in 2013 were base salary and equity incentive awards. We did not offer an annual bonus program in 2013. We also have an employment agreement with each of our NEOs, as discussed later in this Compensation Discussion and Analysis.

Base Salary. The compensation committee set the initial base salary levels for our NEOs after considering a variety of factors, including market salary information, the executive’s experience, geographic factors, our size and assets, general and administrative expenses, internal equity considerations, our transition to self-management and listing on the NYSE. The initial base salary levels of Messrs. Barag, Rasor, and Davis are $325,000, $305,000, and $305,000, respectively.

Equity Incentive Awards. We provide a substantial portion of each of our NEOs’ total annual compensation opportunity in the form of equity-based awards. In 2013, we provided our NEOs with (i) restricted stock units with vesting criteria that were intended to reward our NEOs for the successful completion of our initial underwritten public offering and listing on the NYSE and (ii) time-based and performance-based restricted shares of Class A common stock. Stock ownership is the simplest, most direct way to align our NEOs’ interests with those of our stockholders. The vesting and other design features of these awards, together with our stock ownership guidelines, encourage long-term stock ownership by our NEOs to further motivate them to create long-term stockholder value.

Award	Design Features	Purpose
Restricted Stock Units (RSUs)
Vested and converted to shares of Class A common stock upon closing of our initial underwritten public offering. Underlying shares are subject to a mandatory holding period, pursuant to which the executive must hold, on an after-tax basis (i) 100% of the shares through the 1st anniversary of the grant date, (ii) two-thirds through the 2nd anniversary of the grant date and (iii) one-third through the 3rd anniversary of the grant date
Vesting criteria incentivized and rewarded our NEOs for completion of our initial underwritten public offering. Holding period further aligns our NEOs’ interests with those of our stockholders
Time-based restricted shares of Class A common stock	Vest in approximately equal annual installments on December 31 of each of 2014, 2015, 2016, and 2017, subject to the executive’s continued employment	Retention Aligns interests with those of our stockholders
Performance-based restricted shares of Class A common stock
Vest based on continued employment and the achievement of specified financial targets related to (i) funds from operations /cash available for distribution (FFO/CAD) (30% weighting), (ii) acquisitions (30% weighting), (iii) stock price performance (20% weighting), and (iv) the achievement of individual performance targets over the 2014 fiscal year performance period (20% weighting)

Focus and incentivize our executives on achievement of key financial performance metrics that drive the operational success of our company
Reward our executives for achievement of goals tailored to their individual roles
Retention
Aligns interests with those of our stockholders

As noted above, in designing the performance-based restricted share awards, the compensation committee selected FFO/CAD and acquisitions as performance metrics because such metrics drive the operational success of our company. The stock price performance metric was selected because it directly aligns management and stockholder interests and stock price appreciation is reflective of our company’s growth and success. Eighty percent (80%) of the performance-based restricted shares are eligible to vest based on the achievement of three financial performance goals for 2014 and twenty percent (20%) of the performance-based restricted shares are eligible to vest based on the achievement of individual performance goals that relate to the executive’s goals and objective for 2014. The performance-based restricted shares originally contained an “accretive acquisition” financial metric. On March 12, 2014, the compensation committee approved a modification to these awards to change the performance metric from “accretive acquisitions” to “acquisitions” in order to eliminate any potential uncertainty as to how accretive would be measured for purposes of this metric.
In determining the number of shares of Class A common stock to grant pursuant to each award, our compensation committee considered market total and equity compensation information, our size and assets, the transition to self-management and anticipated IPO and listing on the NYSE, information from FPL regarding market practices relating to equity awards in connection with initial public offerings, and general and administrative expenses. More information regarding the equity incentive awards granted to our NEOs during 2013 can be found in the Grants of Plan-Based Award table and the Outstanding Equity Awards at 2013 Fiscal-Year End table.
Our compensation committee believes that the current equity incentive award program appropriately aligns our executive officers' interests with those of our stockholders as we transitioned to a self-managed company, raised funds in an underwritten public offering and became listed on the NYSE. As we move forward as a listed, self-managed entity, our compensation committee anticipates making certain changes to our equity incentive program for 2015 to further increase the role of performance-based restricted shares, the vesting of which would be contingent on the achievement of future performance goals, which will include as a component total stockholder return. Our compensation committee believes that these anticipated changes will further align our executive officers' interests with the interests of our stockholders and encourage longer term value creation for our stockholders.
Retirement Benefits; Other Benefits and Perquisites. The NEOs are eligible to participate in our 401(K) plan and are entitled to the maximum paid vacations days per calendar year allowed under our policies.
Employment Agreements
Severance protections can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for our NEOs in their employment agreements. Our compensation committee determined the level of severance benefits for our NEOs after consultation with FPL on prevalent market practices and, in general, considers these severance protections an important part of our executives’ compensation and consistent with competitive practices. Tax gross ups are not provided in any of our agreements. Detailed information regarding these agreements and the benefits they provide is included under “Executive Compensation-Potential Payments Upon Termination of Employment or Change in Control.”

Stock Ownership and Retention Guidelines
In the interest of promoting and increasing the executives’ equity ownership in us and to further align their long-term interests with those of our stockholders, in October 2013, we adopted stock ownership guidelines that require executive officers to acquire and hold shares of our common stock, as follows:

Multiple of Base Salary
Chief Executive Officer	4x
Chief Financial Officer	2x
Chief Operating Officer	2x

The NEOs are expected to achieve their stock ownership guideline by the later of October 25, 2018, or the fifth anniversary of their election or appointment as an executive officer, if later. Until the ownership guideline is met, or at any time the executive officer is not in compliance with the guideline, he or she must retain 100% of any shares received from us for service as an executive officer (with certain exceptions for payment of an exercise price, if applicable, and satisfaction of tax liability). Shares beneficially owned outright by the executive officer or his or her immediate family members residing in the same household and shares of restricted common stock or restricted stock units (whether or not vested) granted by us are considered owned for purposes of satisfying these guidelines. Shares subject to unexercised stock options or unearned performance shares, however, do not count toward these ownership guidelines.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid to or earned by our NEOs for the fiscal year ended December 31, 2013.

Name and Principal Position	Year	Salary ($)		Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Mr. Jerry Barag Chief Executive Officer and President	2013	92,796	(1)	838,449	2,438	933,682
Mr. John F. Rasor Chief Operating Officer and Secretary	2013	89,104	(1)	596,778	5,643	691,524
Mr. Brian M. Davis Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	2013	56,308		596,778	563	653,649

(1)	Includes $32,796 and $32,796 for Messrs. Barag and Rasor, respectively, received as fees for consulting services provided from August 2013 through October 25, 2013.

(2)
Reflects the aggregate grant date fair value of stock awards granted to the named executive officers, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (FASB ASC Topic 718). The grant date fair value of the time-based shares of restricted Class A common stock and the restricted stock unit awards was determined by reference to the per-share value of the shares on the grant date ($13.50). The grant date fair value of the performance-based shares of restricted Class A common stock was computed by (A) multiplying (i) the target number of shares awarded to each named executive officer, by (ii) 0.5, which was the assumed probable outcome as of the grant date, and multiplying such product by (B) the closing price of the Class A common stock on the grant date ($13.51). Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of these performance-based restricted shares would have been $267,498 for Mr. Barag, $210,756 for Mr. Rasor, and $210,756 for Mr. Davis.

(3)	Reflects employer's matching contribution to the 401(k) plan.

2013 Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2013, to our NEOs.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold (#)	Target (#)	Maximum (#)
Mr. Barag	12/13/13	15,600 (1)	19,800 (1)	—		133,749
	11/4/13		39,000 (2)	—		526,500
	11/4/13			—	13,200 (3)	178,200
Mr. Rasor	12/13/13	6,240 (1)	15,600 (1)	—		105,378
	11/4/13		26,000 (2)	—		351,000
	11/4/13			—	10,400 (3)	140,400
Mr. Davis	12/13/13	6,240 (1)	15,600 (1)	—		105,378
	11/4/13		26,000 (2)	—		351,000
	11/4/13			—	10,400 (3)	140,400

(1)
Reflects shares of restricted Class A common stock that vest based upon achievement of performance goals related to (i) funds from operations/cash available for distribution (FFO/CAD); (ii) accretive acquisitions; (iii) stock price performance; and (iv) individual performance, and the earned shares will vest on December 31, 2017, subject to the executive’s continued employment with us on each vesting date. Threshold amounts shown in the table assume threshold performance under the financial components, and no payout under the individual performance component, of the restricted shares. Target amounts shown in the table assume target performance under the financial component, and 100% payout under the individual performance component, of the restricted shares. There is no maximum performance level.

(2)
Reflects restricted stock units that vested and converted to shares of Class A common stock on December 17, 2013, the closing date of our initial underwritten public offering. The shares of Class A common stock underlying the restricted stock units are subject to a mandatory holding period, pursuant to which the executive must hold, on an after-tax basis, 100% of the shares through the first anniversary of the date of grant, two-thirds of the shares through the second anniversary of the date of grant and one-third of the shares through the third anniversary of the date of grant. During the holding period, the executive may not sell, pledge, encumber or hypothecate the shares to or in favor of any party other than our company, or subject the shares to any lien, obligation, or liability of another party other than our company. The holding period will expire immediately upon termination of the executive’s employment (i) by us without cause, (ii) by the executive for good reason, or (iii) by reason of the executive’s death or disability.

(3)
Reflects shares of restricted Class A common stock that vest in approximately equal annual installments on each of December 31, 2014, December 31, 2015, December 31, 2016, and December 31, 2017, subject to the executive’s continued employment with us on each vesting date.

Outstanding Equity Awards at 2013 Fiscal Year-End
The following table sets forth certain information with respect to outstanding equity awards at December 31, 2013 with respect to our NEOs.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Mr. Barag	13,200	184,140	19,800	276,210
Mr. Rasor	10,400	145,080	15,600	217,620
Mr. Davis	10,400	145,080	15,600	217,620

(1)
Reflects shares of restricted Class A common stock that vest in approximately equal annual installments on each of December 31, 2014, December 31, 2015, December 31, 2016, and December 31, 2017, subject to the executive’s continued employment with us on each vesting date.

(2)
Reflects shares of restricted Class A common stock that vest based upon achievement of performance goals related to (i) funds from operations/cash available for distribution (FFO/CAD); (ii) acquisitions; (iii) stock price performance; and (iv) individual performance, and the earned shares will vest on December 31, 2017, subject to the executive’s continued employment with us on each vesting date. The number of restricted Class A shares shown reflects estimated payout at the threshold performance level on the financial component of the award and zero payout on the individual performance component of the award.

(3)	Based on the closing price of our Class A common stock on December 31, 2013, the last trading day of our fiscal year ($13.95).

2013 Stock Vested

The following table summarizes amounts received in 2013 upon the vesting of restricted stock units held by our NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Mr. Barag	39,000	528,450
Mr. Rasor	26,000	352,300
Mr. Davis	26,000	352,300

(1)
Represents the number of restricted stock units that vested and converted to shares of Class A common stock in 2013 and the aggregate value of such shares of Class A common stock based upon the fair market value of our Class A common stock on December 17, 2013, the vesting date ($13.55).

Potential Payments Upon Termination of Employment or Change in Control
On October 30, 2013, we entered into an employment agreement with each of Messrs. Barag, Rasor and Davis, the terms of which commenced on October 25, 2013 and will terminate on December 31, 2017 for each of the executives. Each of the agreements provides for an automatic one-year renewal period, unless either party provides notice to the other of its intent not to renew the agreement. The employment agreements provide for a base salary of $325,000, $305,000, and $305,000, for each of Messrs. Barag, Rasor and Davis, respectively. Pursuant to the employment agreements, we will provide or pay for health benefits for each of the executives, and the executives are entitled to participate in all incentive, savings and retirement plans and programs available to senior executives of our company.
The employment agreements provide for certain severance benefits if the executive’s employment is terminated by us without cause or if the executive resigns for good reason, as follows:

•
severance equal to two times his then-current base salary, payable in installments over a 24-month period, or, if the termination occurs during the period commencing 90 days prior to a change in control and concluding on the one-year anniversary of a change in control, severance equal to three times his then-current base salary, payable in a single lump sum;

•
for Messrs. Barag and Davis, monthly payments for 18 months equal to the excess of (i) the COBRA cost of group health benefits over (ii) the active employee rate for such coverage, except that our obligation to provide this benefit will end if the executive becomes employed by another employer that provides him with group health benefits, and for Mr. Rasor, 18 monthly payments of $1,413; and

•
expiration of the restrictions on the executive’s outstanding equity awards that expire solely on the executive’s continuous service with us, accelerated vesting of all of the executive’s outstanding equity awards that vest based on continuous service with us, and, to the extent any awards held by the executive are exercisable in nature, the executive may exercise such awards through the end of the term of such award.

In order to receive the severance benefits, the executive must sign and not revoke a release of claims and comply with the restrictive covenants in his employment agreement. Each of the employment agreements contains non-competition, employee non-solicitation and customer non-solicitation covenants that apply during the executive’s employment and for two years after termination of executive’s employment during the term of the employment agreement, as well as covenants regarding confidentiality and ownership of property.
The employment agreements do not provide for any severance benefits in the event of the executive’s termination (i) by us for cause, (ii) by the executive without good reason, or (iii) by reason of his death or disability except that, in the event of the executive’s death or disability, his outstanding equity awards that vest based on continuous service with us will become fully-vested. In addition, the employment agreements provide that if any payments or benefits would be subject to the excise tax imposed on “parachute payments” under Section 4999 of the Code, the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Summary of Potential Termination Payments and Benefits

The following table summarizes the value of the termination payments and benefits that each of our named executive officers would receive if a change in control had occurred on December 31, 2013 and/or if the executive had terminated employment on December 31, 2013 under the circumstances shown. The amounts shown in the tables do not include accrued but unpaid salary or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as distributions of plan balances under our tax-qualified 401(k) plan, and death or disability benefits under our generally available welfare programs.

Name	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation For Good Reason not in connection with a Change in Control ($)	Death or Disability ($)	Termination without Cause or Resignation For Good Reason in connection with a Change in Control ($)	Change in Control (without a termination of employment) ($)
Mr. Barag
Cash Severance	—	650,000	—	975,000	—
Health Benefits (1)	—	15,637	—	15,637	—
Value of Unvested Equity Awards (2)	—	460,350	460,350	460,350	460,350
Total	—	1,125,987	460,350	1,450,987	460,350
Mr. Rasor
Cash Severance	—	610,000	—	915,000	—
Health Benefits (1)	—	25,434	—	25,434	—
Value of Unvested Equity Awards (2)	—	362,700	362,700	362,700	362,700
Total	—	998,134	362,700	1,303,134	362,700
Mr. Davis
Cash Severance	—	610,000	—	915,000	—
Health Benefits (1)	—	24,645	—	24,645	—
Value of Unvested Equity Awards (2)	—	362,700	362,700	362,700	362,700
Total	—	997,345	362,700	1,302,345	362,700

(1)	Represents for Messrs. Barag and Davis Company-paid COBRA for medical and dental coverage based on COBRA 2013 rates for 18 months and for Mr. Rasor 18 monthly payments of $1,413.

(2)
Represents the value of unvested equity awards that vest upon the designated event, valued as of year-end 2013 based upon the closing price of our Class A common stock on the NYSE on December 31, 2013, the last trading day in our 2013 fiscal year, of $13.95. With respect to the performance-based restricted shares, the amounts included assume payout at the target level.

Compensation Committee Interlocks and Insider Participation
No member of our board or the compensation committee serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board or the compensation committee.

PROPOSAL 2.
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)), we are required to provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of the NEOs as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the Compensation Discussion and Analysis section above, our executive compensation programs are designed to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. Under these programs, the NEOs are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value.

We are asking our stockholders to indicate their support for the compensation of the NEOs as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of the NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote FOR the approval, on an advisory basis, of the compensation of the NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section, the Summary Compensation Table and the other related tables and narrative discussion.

The say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee or our board of directors. However, our board of directors and the Compensation Committee value the opinions of our stockholders, and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

Vote Required

Under our bylaws, approval of the proposal to approve, on an advisory basis, the compensation of the NEOs, requires the affirmative vote of at least a majority of the votes cast on the proposal. Abstentions and broker-note votes will not be counted as having been cast and will have no effect on the outcome of the proposal.

Recommendation

Our board of directors unanimously recommends that stockholders vote “FOR” the approval, on an advisory basis, of our named executive officer compensation, as disclosed in this proxy statement pursuant to the rules of the SEC.

PROPOSAL 3.
ADVISORY VOTE ON THE FREQUENCY OF
THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires that we provide our stockholders with the opportunity to indicate how frequently we should seek an advisory vote to approve the compensation of the NEOs, as disclosed pursuant to the SEC’s compensation disclosure rules, such as the proposal included on page 23 of this proxy statement. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on executive compensation every one, two, or three years, or they may abstain from such advisory vote.

Our board of directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our company, and therefore our board of directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our board of directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for our Company, and we look forward to hearing from our stockholders on this proposal.

Please mark on the proxy card your preference as to the frequency of holding stockholder advisory votes on executive compensation, every year, every two years, or every three years, or you may abstain from voting on this proposal.

Vote Required

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. This vote is advisory and not binding on our board of directors or our Company in any way. However, our board of directors will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote to approve executive compensation as it deems appropriate.

Recommendation

Our board of directors unanimously recommends that stockholders vote “FOR” the option of once every year as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transition to Self-Management

On October 25, 2013, we became self-managed by terminating the advisory agreement with Wells Timberland Management Organization, LLC (“Wells TIMO”), our former advisor, and hiring certain individuals previously employed by Wells TIMO or Wells REF, as well as hiring a Chief Executive Officer and President and Chief Operating Officer and Secretary not affiliated with Wells TIMO, which we refer to collectively as our transition to self-management. Wells TIMO is indirectly wholly owned by Wells REF, which is wholly owned by Leo F. Wells, III. On December 17, 2013, we redeemed all of the outstanding shares of Series A and Series B preferred stock held by Wells REF with $49.0 million of the proceeds of our initial underwritten public offering, which we refer to as the preferred stock redemption. Mr. Wells resigned as one of our directors effective as of December 11, 2013. Following the preferred stock redemption, we no longer have any ongoing related party relationship with Wells TIMO, Wells REF, Mr. Wells or their affiliates, except for the transactions and relationships described below, which relate primarily to temporary support services that will facilitate our transition to a self-managed company.

Office Sublease. From October 2013 to March 2014, we subleased approximately 5,723 square feet of office space from Wells REF for monthly base rent of $5,961, which was not payable for the months of October, November and December 2013, plus additional costs for various space-related services. The sublease expired on March 31, 2014.

Transition Services Agreement. We entered into a transition services agreement with Wells REF that became effective on October 25, 2013. Pursuant to the transition services agreement, Wells REF and its affiliates provide consulting, support and transitional services to us to assist our company in becoming self-managed. Specifically, these services include, without limitation, human resources, compliance and risk management, treasury and cash management, investor relations and stockholder support, information technology services, various administrative functions and other services. For these services, we are obligated to pay Wells REF a consulting fee equal to $22,875 per month for eight months, and Wells REF received a prorated amount equal to $4,428 for the period from October 25, 2013 through October 31, 2013. The transition services agreement may be terminated at an earlier date by either party under certain circumstances; however, if we terminate without cause prior to June 30, 2014, Wells REF shall be entitled to payment of the consulting fee through June 30, 2014. We will also reimburse Wells REF for expenses it incurs in connection with the services provided, excluding its administrative service expenses such as personnel and overhead costs.

On January 31, 2014, we entered into an agreement with Wells REF related to transfer agency services fees (“Transfer Agency Fee Agreement”). According to the Transfer Agency Fee Agreement, Wells REF would pay transfer agency fees directly to DST System, Inc. (“DST”), our former transfer agent, from December 2013, to February 2014, when we discontinued use of DST for our transfer agency services.

Interests of Wells TIMO

Purchase of Common Partnership Units. Upon our transition to self-management, our newly formed subsidiary purchased the 200 common partnership units held by Wells TIMO for $1,312, reflecting a per unit purchase price based on our estimated per share value of our common stock as of September 30, 2012.

Redemption of Special Partnership Units. The terms of our operating partnership agreement provided that the special partnership units, all of which were held by Wells TIMO, were to be automatically redeemed by our operating partnership upon termination of our advisory agreement for an amount equal to the percentage of net sales proceeds that would have been distributed to Wells TIMO if all of our operating partnership’s assets had been sold for their appraised value and all of our operating partnership’s liabilities had been satisfied in full according to their terms. Pursuant to the master self-management transition agreement (the “master agreement”) entered into on September 18, 2013, by our company, our operating partnership, Wells REF and Wells TIMO upon the termination of the advisory agreement, the special partnership units held by Wells TIMO were automatically redeemed for no consideration.

Interests of Wells REF’s Employees

Certain of our officers who were employees of Wells REF or Wells TIMO prior to our transition to self-management had material financial interests in our transition to self-management. In particular, Brian M. Davis, a former key employee of Wells REF, currently serves as our Chief Financial Officer. The terms of Mr. Davis’s employment agreement were negotiated in connection with our transition to self-management. Mr. Davis resigned from his roles with Wells REF in connection with the commencement of his employment with our company.

Certain Relationships and Related Transactions Prior to Transition to Self-Management

Our Relationship with Wells Capital and Wells TIMO

Prior to our transition to self-management on October 25, 2013, our day-to-day operations were managed by Wells TIMO under the supervision of our board of directors, pursuant to the terms and conditions of our advisory agreement. Wells TIMO is wholly owned by Wells Capital, Inc. (“Wells Capital”), our former sponsor, which is directly owned by Wells REF and indirectly owned by Mr. Wells. In addition, Messrs. Wells and Williams, who were both executive officers of our company prior to our transition to self-management, are also officers of Wells Capital and its affiliates. Pursuant to the master agreement, our advisory agreement terminated on the self-management transition date. As a result, we no longer bear the cost of the advisor fees and other amounts payable under the advisory agreement.

We were also party to a structuring agent agreement with Wells Germany GmbH, which is majority owned by Wells REF. Pursuant to the structuring agent agreement, we paid structuring fees to Wells Germany of $0.20 per share sold in our 2010 German offering. The agreement expired upon the conclusion of the 2010 German offering; provided, however, with respect to the ongoing services, the structuring agent agreement terminated upon the listing of our common stock on the NYSE.

Our Relationship with WIS

Mr. Wells indirectly owns 100% of Wells Investment Securities, Inc. (“WIS”), which served as the dealer manager for our previous non-listed public offerings. WIS was entitled to receive selling commissions and dealer manager fees in connection with shares sold pursuant to our non-listed public offerings (excluding shares sold pursuant to the distribution reinvestment plan). All of the selling commissions and approximately 50% of the dealer manager fees were reallowed to participating broker-dealers. We were also obligated to reimburse WIS for certain organization and offering expenses.

Our Relationship with Wells REF

As described above, in connection with our separation from Wells REF and its affiliates, we redeemed all of the outstanding Series A and Series B preferred stock with a portion of the proceeds from this offering. From January 1, 2010 to September 30, 2013, we redeemed approximately $7.2 million in shares of our Series A and Series B preferred stock held by Wells REF. During the same period, Wells TIMO forgave approximately $27.3 million of fees and expenses we otherwise owed to Wells TIMO pursuant to the terms of our advisory agreement.

Related Person Transactions Policy

Our board of directors has adopted a related person transactions policy that became effective upon our transition to self-management on October 25, 2013. This policy provides that all related person transactions must be reviewed and approved by the Audit Committee or, in the event multiple members of the Audit Committee, including its chairman, are related persons having a direct or indirect material interest in the proposed related person transaction, by a majority of our disinterested directors in advance of us or any of our subsidiaries entering into the transaction. However, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by the Audit Committee or a majority of our disinterested directors, as applicable, promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related-party transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC.

Our charter, from inception through August 9, 2013, and our corporate governance guidelines, as amended effective August 9, 2013 until our transition to self-management on October 25, 2013, contained the following additional policies applicable to the related-party transactions described above. All of the transactions described above were approved in accordance with the policies set forth below:

•
Advisory Agreement. Our board of directors was required to evaluate the performance of Wells TIMO before entering into or renewing an agreement to perform our day-to-day activities, or an advisory agreement. Our board of directors was required to monitor Wells TIMO to assure that our administrative procedures, operations and programs were in the best interests of our stockholders and were fulfilled. Each contract for the services of Wells TIMO could not exceed one year, although there was no limit on the number of times that the contract with a particular advisor may be renewed.

•
Advisory Compensation. Our independent directors were responsible for reviewing our fees and expenses at least annually or with sufficient frequency to determine that the expenses incurred were reasonable in light of our investment performance, our net assets, our net income (as such terms are defined in our corporate governance guidelines) and the fees and expenses of other comparable unaffiliated REITs. Our independent directors were also responsible for reviewing, from time to time and at least annually, the performance of Wells TIMO and determining that compensation paid to Wells TIMO was reasonable in relation to the nature and quality of services performed and our investment performance and that the provisions of the advisory agreement were being carried out. In making this determination, our board of directors was required to consider certain specific factors enumerated in our corporate governance guidelines in addition to any other factors our board deemed relevant.

•
Other Transactions. A majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction were required to determine whether any other transactions between us and Wells TIMO, our officers or directors, or any of their affiliates were fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information as of May 20, 2014, regarding the number and percentage of shares of Class A common stock and Class B common stock beneficially owned by: (1) each director and director nominee; (2) each named executive officer; (3) all directors and executive officers as a group; and (4) any person known to us to be the beneficial owner of more than 5% of our outstanding shares.

Names of Beneficial Owners(1)	Class A Common Stock		Class B Common Stock		Total Common Stock
	Shares	%	Shares	%	Shares	%
Common Stock
T. Rowe Price Associates, Inc. (2)	1,876,721	7.5%	—	*	1,876,721	7.5%
Jerry Barag	80,975	*	—	*	80,975	*
John F. Rasor	61,607	*	—	*	61,607	*
Brian M. Davis	43,079	*	—	*	43,079	*
Alan D. Gold	6,875	*	—	*	6,875	*
Donald S. Moss (3)	11,800	*	3,277	*	15,077	*
Willis J. Potts, Jr. (3)	4,667	*	4,732	*	9,399	*
Douglas D. Rubenstein	6,875	*	—	*	6,875	*
Henry G. Zigtema	2,525	*	1,050	*	3,575	*
All directors and executive officers as a group (4)	218,403	*	9,059	*	227,462	*

*	Less than 1%.

(1)
Except as otherwise indicated below, each beneficial owner has the sole power to vote and dispose of all common stock held by that beneficial owner. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Common stock issuable pursuant to options, to the extent such options are exercisable within 60 days, are treated as beneficially owned and outstanding for the purpose of computing the percentage ownership of the person holding the option, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The address for our directors and officers is 5 Concourse Parkway, Suite 2325, Atlanta, Georgia 30328.

(2)	The address for T. Rowe Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)	Includes 576 shares of Class A common stock and 1,729 shares of Class B common stock issuable upon the exercise of vested options.

(4)	Includes 1,152 shares of Class A common stock and 3,458 shares of Class B common stock issuable upon the exercise of vested options.

Section 16(a) Beneficial Ownership Reporting Compliance
Under the U.S. securities laws, directors, executive officers and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to these reporting requirements filed the reports on a timely basis in 2013.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the financial reporting process on behalf of our board of directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors. In this context, the Audit Committee reviewed the 2013 audited financial statements with management and discussed the quality and acceptability of our financial reporting, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with Deloitte & Touche LLP (“Deloitte”), the independent accountant responsible for expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received from and discussed with Deloitte the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding its independence from us. In addition, the Audit Committee considered whether Deloitte’s provision of non-audit services is compatible with maintaining its independence from us.
The Audit Committee discussed with Deloitte the overall scope and plans for the audit. The Audit Committee meets periodically with the Company’s internal auditor and Deloitte, with and without the presence of management, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.
In reliance on these reviews and discussions, the Audit Committee recommended to the board of directors and the board of directors approved the inclusion of the 2013 audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

The Audit Committee of the Board of Directors:
Donald S. Moss Willis J. Potts, Jr. Douglas D. Rubenstein Henry G. Zigtema

INDEPENDENT PUBLIC REGISTERED ACCOUNTING FIRM

Principal Auditor Fees
The Audit Committee reviewed the audit and nonaudit services performed by our principal auditor, as well as the fees charged by the principal auditor for such services. In its review of the nonaudit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of the principal auditor. The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by our principal auditor, for the years ended December 31, 2013 and 2012, are set forth in the table below.

	2013	2012
Audit fees	$547,613	$310,000
Audit-related fees	—	—
Tax fees	74,345	121,225
All other fees	—	—
Total	$621,958	$431,225

For purposes of the preceding table, Deloitte and Deloitte Tax’s professional fees are classified as follows:

•
Audit fees-These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by Deloitte in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

•
Audit-related fees-These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards.

•
Tax fees-These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state, and local issues. Services may also include assistance with tax audits and appeals before the Internal Revenue Service and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.

•	All other fees-These are fees for any services not included in the above-described categories, including assistance with internal audit plans and risk assessments.

Preapproval Policies
The Audit Committee's charter imposes a duty on the Audit Committee to preapprove all auditing services performed for us by our independent auditors, as well as all permitted nonaudit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors' independence. Unless a type of service to be provided by the independent auditors has received “general” preapproval, it will require “specific” preapproval by the Audit Committee.
All requests or applications for services to be provided by the independent auditor that do not require specific preapproval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.
Requests or applications to provide services that require specific preapproval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the principal financial officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. The Chairman of the Audit Committee has been delegated the authority to specifically preapprove all services not covered by the general preapproval guidelines up to an amount not to exceed $75,000 per occurrence. Amounts requiring preapproval in excess of $75,000 per occurrence require specific preapproval by all members of the Audit Committee prior to engagement of our independent auditors. All amounts specifically preapproved by the Chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.
All services rendered by Deloitte and Deloitte for the year ended December 31, 2013 were preapproved in accordance with the policies and procedures described above.

PROPOSAL 4.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements and to attest to the effectiveness of our internal control over financial reporting for 2014. During the fiscal year ended December 31, 2013, Deloitte served as our independent auditor and Deloitte Tax LLP provided certain domestic tax and other services. Deloitte has served as our independent auditor since our formation.
Deloitte representatives will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. In addition, the Deloitte representatives will be available to respond to appropriate questions posed by any stockholder. The Audit Committee has engaged Deloitte as our independent auditor to audit our financial statements for the fiscal year ending December 31, 2014.
We are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Although ratification is not required by our charter or bylaws or otherwise, our board of directors is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.
Vote Required
Under our charter and bylaws, approval of the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2014 requires the affirmative vote of the holders of at least a majority of the votes cast on the proposal. Abstentions will not be counted as having been cast and will have no effect on the outcome of the ratification of the appointment of Deloitte as our independent public registered accounting firm. Broker non-votes will not arise in connection with, and will have no effect on the outcome of, ratification of the appointment of Deloitte as our independent public registered accounting firm because brokers may vote in their discretion on behalf of clients who have not furnished voting instructions.
Recommendation
Our board of directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

STOCKHOLDER PROPOSALS
Any proposals by stockholders for inclusion in proxy solicitation material for the 2015 annual meeting of stockholders must be received by our Secretary, John F. Rasor, at our executive offices no later than January 30, 2015. However, if we hold our annual meeting before July 14, 2015 or after September 12, 2015, stockholders must submit proposals for inclusion in our 2015 proxy statement within a reasonable time before we begin to print our proxy materials. If a stockholder wishes to nominate a director or present a proposal at the 2014 annual meeting, our current bylaws require that the stockholder give advance written notice to our Secretary no earlier than December 31, 2014 and no later than 5:00 pm, ET, on January 30, 2015.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS
The SEC permits corporations to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the corporation provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. If your family has multiple accounts holding shares of our common stock, you should have already received a householding notification from us. If you have any questions or require additional copies of the annual disclosure documents, please contact Computershare Proxy Services by mail at P.O. Box 18011, Hauppauge, New York  11788-8811, or by phone at 1-800-337-3503. We will arrange for delivery of a separate copy of this proxy statement or our annual report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

CATCHMARK TIMBER TRUST, INC.
PROXY FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

Your Proxy Vote is important!

Please remember that you can Vote your Proxy by INTERNET or TELEPHONE.

It Saves Money! Voting by Internet or telephone saves postage costs, which can help minimize CatchMark Timber Trust, Inc.'s expenses.

It Saves Time! Vote instantly by Internet or telephone –24 hours a day.

It's Easy! Just follow these simple steps:

1. Read your proxy statement and have it in hand.

2. Call toll-free 1-800-337-3503 or go to the website: www.CatchMark.com/proxy

3. Follow the recorded or on-screen instructions.

4. Unless you wish to change your vote, do not mail your Proxy Card if you vote by Internet or telephone.
Please detach at perforation before mailing.

PROXY	CATCHMARK TIMBER TRUST, INC.	PROXY
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS — AUGUST 13, 2014
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Jerry Barag, John Rasor, and Brian Davis, and each of them, as proxy and attorney-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of CATCHMARK TIMBER TRUST, INC., to be held on August 13, 2014, and at any adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of the Annual Meeting of Stockholders, the proxy statement, and the annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” each director nominee in Proposal No. 1, “FOR” Proposal No. 2 and 4, and “1 YEAR” for Proposal No. 3. The proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournments thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including but not limited to the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the August 13, 2014 meeting date.

All proxy votes must be received by 1:30 p.m. (ET), August 13, 2014, in order for your votes to be certified in the final tabulation. In the event that the Annual Meeting is adjourned, all proxy votes must be received by the day the meeting is resumed.

VOTE BY INTERNET: www.CatchMark.com/proxy
VOTE BY TELEPHONE: 1-800-337-3503

999 9999 9999 999

Note: Please sign exactly as your name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee, or guardian, or as custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer’s office. If a partner, sign in the partnership name.

Share Owner sign here	Date

Co-Owner sign here	Date

EVERY STOCKHOLDER'S VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of CatchMark Timber Trust, Inc.
to Be Held on August 13, 2014

The Proxy Statement for this meeting, Sample Proxy Card and the 2013 Annual Report are available at: www.CatchMark.com/proxy

YOUR VOTE IS IMPORTANT! PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD TODAY.

Please detach at perforation before mailing.

TO VOTE BY MAIL, PLEASE COMPLETE AND RETURN THIS CARD.
IF YOU PREFER, YOU MAY INSTEAD VOTE YOUR PROXY BY INTERNET OR TOUCH-TONE PHONE.
PLEASE MARK VOTES AS IN THIS EXAMPLE:

Unless you direct otherwise, this authorized proxy will be voted as our board recommends.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL NO. 1, “FOR” PROPOSAL No. 2 and 4, AND “1 YEAR” FOR PROPOSAL NO. 3.

1.	Election of directors to hold office for one-year terms expiring in 2015:
					FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
	01. Jerry Barag	02. Alan D. Gold	03. Donald S. Moss		☐	☐	☐
	04. Willis J. Potts	05. John F. Rasor	06. Doug D. Rubenstein
07. Henry G. Zigtema

To withhold authority to vote “FOR” any individual nominee, mark the “FOR ALL EXCEPT” box and write the nominee'(s) number(s) on the line below.

					FOR	AGAINST	ABSTAIN
2.	Approve, on an advisory basis, the compensation of our named executive officers.				☐	☐	☐
				1 YEAR	2 YEAR	3 YEAR	4 YEAR
3.	Approve, on an advisory basis, the frequency of the advisory vote to approve the compensation of our named executive officers			☐	☐	☐	☐
					FOR	AGAINST	ABSTAIN
4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014				☐	☐	☐

	YES	NO
I PLAN TO ATTEND THE ANNUAL STOCKHOLDER MEETING AT 1:30 P.M., ET, ON AUGUST 13, 2014 IN ATLANTA, GA	☐	☐
YOUR VOTE IS IMPORTANT! PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD TODAY.